Exhibit 99.1

Investor Contact:	Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Shelley Weibel/Crocs, Inc.
(303) 848-7000
sweibel@crocs.com

Crocs, Inc. Reports 2010 Third Quarter Financial Results

Third Quarter Revenue Increased to $215.6 Million

Gross Margin Improved from 50.7% to 55.1%

Cash Increased 88% to $143.1 Million

2011 Spring / Summer Backlog up 60%

NIWOT, COLORADO — November 4, 2010 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the third quarter ended September 30, 2010.

Revenue for the third quarter of 2010 increased 30% to $215.6 million, over recurring revenue of $165.7 million reported in the third quarter of 2009.  Recurring revenue is a non-GAAP measure that excludes impaired product sales of $11.5 million in the third quarter of 2009. On a GAAP basis, third quarter revenue increased 22% year-over-year.

Net income for the third quarter 2010 improved to $25.0 million, or $0.28 per diluted share compared to net income of $22.1 million, or $0.25 per diluted share in the third quarter 2009.

Excluding a one-time tax benefit of $3.0 million, or $0.03 per diluted share, and other non-recurring charges, non-GAAP net income was $22.1 million, or $0.25 per diluted share in the third quarter 2010. This compares to third quarter 2009 equivalent non-GAAP net income of $1.8 million, or $0.02 per diluted share.

Year-over-year third quarter changes in the Company’s channel revenue streams, as reported, were as follows:

•                  Wholesale sales increased 16% to $123.9 million;

•                  Retail sales increased 35% to $72.5 million;

•                  Internet sales increased 19% to $19.2 million.

Changes in the Company’s regional revenue streams, as reported, during the same quarterly periods were as follows:

•                  Americas increased 31% to $104 million;

•                  Asia increased 16% to $79 million;

•                  Europe increased 9% to $32.6 million.

Gross profit for the third quarter of 2010 increased 32% to $118.8 million, or 55.1% as a percentage of sales, from $89.9 million, or 50.7% of sales in same period last year. Selling, General, & Administrative expenses (including foreign exchange, restructuring, impairment, and charitable contributions) increased 13% to $91.4 million versus $80.9 million a year ago. As a percentage of sales, SG&A decreased to 42.4% from 45.7% in the third quarter of 2009.

Balance Sheet

The Company’s cash and cash equivalents as of September 30, 2010 increased 88% to $143.1 million compared to $76.0 million at September 30, 2009.  The Company had no bank debt at September 30, 2010.

Inventory grew 25% to $142.5 million at September 30, 2010 from $113.7 million at September 30, 2009. The increase is a result of multiple factors including a 37% increase in backlog as of September 30, 2010, an increase of 44 retail locations over the third quarter 2009, strong new product sell through and the support of 21% higher anticipated fourth quarter revenue. For the quarter ended September 30, 2010, our inventory turnover was 3.0 on an annualized basis.

The Company ended the third quarter of 2010 with accounts receivable of $81.3 million compared to $65.8 million at September 30, 2009.

John McCarvel, President and Chief Executive Officer, commented, “Our improved operating results continued to be driven by growing consumer demand for our expanded product assortment.  After a strong summer selling season we began shipping significantly more of our back-to-school and fall products to our global network of wholesale accounts and distributors versus a year ago. We witnessed similar trends in our consumer direct channel where weekly sell-through rates of our new products exceeded internal projections. Our sales performance year-to-date has been very encouraging and helped fuel the 60% significant increase in our spring / summer 2011 backlog.”

Guidance

For the fourth quarter of 2010, the Company expects revenue of approximately $165 million, a 21% increase over fourth quarter 2009. The company expects fourth quarter inventory to decrease approximately 10% from the third quarter 2010. The Company expects diluted earnings per share for the fourth quarter 2010 to increase to approximately $0.02 per diluted share versus a diluted loss per share of ($0.13) for the fourth quarter 2009.

Conference Call Information

A conference call to discuss Crocs’ third quarter 2010 financial results is scheduled for today (November 4, 2010) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at

www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 129 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; and the effect of potential adverse currency exchange rate fluctuations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

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CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$215,605	$177,141	$610,503	$509,756
Cost of sales	96,797	87,291	273,072	269,115
Gross profit	118,808	89,850	337,431	240,641
Selling, general and administrative expenses	92,192	77,995	261,017	240,654
Foreign Currency Transaction gains, net	(908)	(1,032)	(2,329)	(1,247)
Restructuring charges	—	17	2,539	5,916
Impairment charges	—	1,722	141	25,447
Charitable contributions expense	78	2,178	496	7,296

Income (loss) from operations	27,446	8,970	75,567	(37,425)
Interest expense	153	155	445	1,412
Gain on charitable contributions	(19)	(810)	(135)	(2,833)
Other (income) expense	137	(125)	87	(833)
Income (loss) before income taxes	27,175	9,750	75,170	(35,171)
Income tax (benefit) expense	2,179	(12,318)	12,173	(4,541)
Net income (loss)	$24,996	$22,068	$62,997	$(30,630)
Net income (loss) per common share:
Basic	$0.29	$0.26	$0.73	$(0.36)
Diluted	$0.28	$0.25	$0.72	$(0.36)

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2010	December 31, 2009	September 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$143,057	$77,343	$76,021
Restricted cash	577	1,144	245
Accounts receivable, net	81,303	50,458	65,794
Inventories	142,531	93,329	113,703
Deferred tax assets, net	7,973	7,358	12,088
Income tax receivable	9,597	8,611	8,248
Other Receivables	11,008	16,140	7,580
Prepaid expenses and other current assets	13,699	12,871	13,567
Total current assets	409,745	267,254	297,246

Property and equipment, net	65,882	71,084	70,738
Restricted cash	1,675	1,506	2,358
Intangible assets, net	42,416	35,984	34,501
Deferred tax assets, net	18,859	18,479	22,507
Marketable Securities	1,040	866	—
Other assets	15,054	14,565	15,623
Total assets	$554,671	$409,738	$442,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,763	$23,434	$37,432
Accrued expenses and other current liabilities	65,216	53,589	55,443
Accrued restructuring charges	1,844	2,616	3,149
Income taxes payable	18,188	6,377	16,308
Note payable, current portion of long-term debt and capital lease obligations	1,861	640	628
Total current liabilities	153,872	86,656	112,960

Long-term debt and capital lease obligations	1,235	912	1,391
Deferred tax liabilities, net	2,085	2,192	5,355
Long-term restructuring	—	520	580
Other liabilities	32,532	31,838	30,043
Total liabilities	189,724	122,118	150,329

Commitments and contingencies

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 shares authorized, 87,705,254 and 87,136,697 shares issued and outstanding, respectively, at September 30, 2010 and 86,224,760 and 85,659,581 shares issued and outstanding, respectively, at December 31, 2009 and 86,167,242 and 85,643,242 shares issued and outstanding, respectively, at September 30, 2009.	87	85	85
Treasury Stock, at cost, 568,557 and 565,179 and 524,000 shares, respectively	(23,610)	(25,260)	(25,022)
Additional paid-in capital	273,418	266,472	259,205
Retained earnings	85,152	22,155	33,603
Accumulated other comprehensive income	29,900	24,168	24,773
Total stockholders’ equity	364,947	287,620	292,644
Total liabilities and stockholders’ equity	$554,671	$409,738	$442,973

Crocs, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share and per share data)

(Unaudited)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Internally, management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of non-recurring revenues from impaired inventory sales and a one-time tax benefit resulting from the restructuring of our international operations.  In management’s opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Non-GAAP Reconciliations

	3 months ended	3 months ended
	September 30, 2010	September 30, 2009

GAAP revenue	215,605	177,141
Effect on revenue from sales of previously impaired units	—	(11,480	)(1)
Non-GAAP revenue	215,605	165,661

	3 months ended	3 months ended
	September 30, 2010	September 30, 2009

GAAP gross profit	118,808	89,850
Effect on gross profit from sales of previously impaired units	—	(9,644	)(1)
Restructuring charges included in cost of goods sold	91	459	(2)
Non-GAAP gross profit	118,899	80,665

	3 months ended September 30, 2010		GAAP Diluted EPS to Non- GAAP Diluted EPS	3 months ended September 30, 2009		GAAP Diluted EPS to Non- GAAP Diluted EPS
GAAP net income/(loss)	24,996		0.28	22,068		0.25
One-time tax benefit	(3,000)			(14,400	)(3)
Effect on gross profit from sales of previously impaired units	—			(9,644	)(1)
Asset impairment	—			1,722	(2)
Total restructuring charges	91			476	(2)
Tax impact on above adjustments:(4)	(17	)(4)		1,593	(4)
Non-GAAP net (loss) income	22,070		0.25	1,815		0.02

(1) This pro forma adjustment in the GAAP to Non-GAAP reconciliations above represents the revenue from impaired units at selling prices higher than our previously estimated net realizable value for those units.  Because the amounts presented represent a substantial change to our previous estimate, management believes that excluding these revenues in evaluating our results of operations provides important information for the reader of our financial statements as these items are not anticipated to be recurring to the extent or magnitude they occurred during prior quarters.

(2) This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents non-recurring restructuring and asset impairment charges.

(3) Represents benefits from the restructuring of our international operations and cost sharing arrangements which resulted in one-time benefits from a reduction in certain tax accruals during the periods presented.

(4) The assumed tax rates used for the three months ended September 30, 2010 and 2009 were 19.1% and 21.4%, respectively.